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                                                                   EXHIBIT 10.18
              EXECUTION COPY

                              FACILITIES AGREEMENT

        THIS FACILITIES AGREEMENT is made as of this 2nd day of January, 1995, by and between Century ML Cable Venture, a New York joint venture (the "Venture"), and Century-ML Cable Corporation, a Delaware corporation ("Century ML Cable" and, collectively with the Venture, "Owners"), both having a place of business at 50 Locust Avenue, New Canaan, CT 06840, and Centennial Puerto Rico Wireless Corp., a Delaware corporation having a place of business at 1305 Campus Parkway, Neptune, NJ 07753 ("Wireless").

                                    RECITALS

        WHEREAS:

               A. Century Communications Corp., a Texas corporation ("Century"), and ML Media Partners, L.P., a Delaware limited partnership ("ML" and, collectively with Century, the "Joint Venturers"), each owns a fifty percent (50%) interest in the Venture and the Venture is the record and beneficial owner and holder of one hundred percent (100%) of the issued and outstanding shares of Century ML Cable;

               B. Century ML Cable owns and operates the cable television system serving the San Juan, Puerto Rico community and the Venture owns and operates the cable television system serving the Levittown, Puerto Rico community



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(the systems being referred to as the "Cable Systems" and individually as a
"Cable System"), each pursuant to governmental authority, including, without limitation, a cable television franchise;

               C. Owners are in the process of constructing a fiber optic cable television facility and network (the "Fiber Network") within the geographic area described in Annex A hereto (the "Service Area") to enhance the capacity and improve the signal quality of the Cable Systems;

               D. Wireless through direct and indirect subsidiaries contemplates developing a telecommunications and personal communications service ("PCS") business and a competitive access provider business, and entering into the business of providing local telephone exchange service (all such businesses being referred to as the "Telecom Businesses" and individually a "Telecom Business") and other "telecommunications services" as described in Annex C, in the Service Area;

               E. In connection with the operation of such Telecom Businesses and each of them, Wireless desires to lease from and share capacity over the Fiber Network of Owner, and in connection therewith (i) share in the costs of constructing the Fiber Network based on the percentage of the number of fibers of such Network used by or reserved for Wireless (which shall be deemed to include fibers used by direct and indirect subsidiaries of Wireless) compared to the percentage of fibers of such Network utilized by Owner and all third parties; (ii) and pay the costs of operating the Telecom Businesses (including but not limited to a proportional share of


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certain of the Cable Systems' expenses) all under the terms and conditions set forth in this Agreement, and Owner is willing to lease and share such facilities to and with Wireless under such terms and conditions; and

               F. Owners and Wireless believe that it is in their mutual best interests to enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

1.      Arrangements.

        Owner agrees to make space available to Wireless in Owner's Fiber Network in the Service Area, in Owner's trenches, conduits and other facilities, both aerial and underground, for the installation by Owner of fibers, cable and associated equipment to be used by Wireless in connection with one or more of the Telecom Businesses, and to permit Wireless to connect same to, and to co-locate same at Owner's headend and/or other appropriate location of Owner, and upon such installation to lease to Wireless such fibers, cable and associated equipment for the Term, as hereafter defined. The number of fibers and cable used by or provided for or to Wireless, compared to all cable and fibers installed in Owners' aerial and underground trenches, conduits and facilities in co-located areas shall be known as the "Use Percentage". From time-to-time during the Term, Wireless may request that Owners' lease to and grant Wireless

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the use of and the right to install additional capacity, cable and fibers on
Owners' Fiber Network, and Owner shall not unreasonably withhold its consent to such lease and use, it being agreed that if, in the exercise of their discretion, Owners conclude that such additional capacity is necessary or desirable in the operation of the Cable Systems it shall not be required to grant such additional capacity requested by Wireless. As additional capacity and fibers are leased and made available to Wireless the "Use Percentage" shall be adjusted from time-to-time to reflect the number of fibers and cables used by or provided for or to Wireless compared to the aggregate number of fibers and cable installed in the Fiber Network, and the applicable "Use Percentage" shall be such percentage, as so adjusted. The fibers and cables used by and provided to Wireless are referred to as the "Wireless Fibers."

2.      Construction and Maintenance Payments:

        (a) Wireless shall make the following payments to Owners: (i) The Use Percentage multiplied by the Costs of Construction of the Fiber Network, as such term is defined in Annex B, to be paid, as the construction proceeds on the twentieth day of each calendar month (the "Payment Month") during the course of construction with each payment relating to and covering the costs of construction incurred during the immediately preceding calendar month, provided that on or before the fifth day of the particular Payment Month Owners have provided Wireless with written documentation of such costs, including without limitation appropriate invoices from vendors and contractors. In the event Owner and Wireless disagree as to the amount of any of the Costs of Construction and the appropriate elements to be included in its determination


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and/or the charges presented by Owner, such disagreement(s) shall be resolved by arbitration as provided for in Section 21(j);

               (ii) Any additional franchise fees imposed upon or collected from Owners by any franchising authority as a direct or indirect result of Wireless' rights under this Agreement, without duplication of the payments required pursuant to other portions of this subsection (a); and

               (iii) The Use Percentage of pole attachment fees and rentals, conduit fees and other out-of-pocket rights-of-way expenses (including but not limited to franchise fees) incurred by Owners in connection with the Fiber Network and in addition all surcharges or increases in pole attachment fees and rentals, conduit fees and other out-of-pocket rights-of-way expenses attributable or charged as a result of the installation of the Wireless Fibers. Payment shall be made within ten days following submission of Owners' invoice for the aforesaid charges, fees and expenses together with documentation of same. Any disputes with reference to same shall be resolved by arbitration as provided in Section 21(j).

        (b) In addition to the payments set forth in subsection (a) above, Wireless shall pay all direct and indirect costs of operating the Telecom Businesses.

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3.      Term.

        (a) This Agreement shall commence on the date hereof and terminate on the earliest to occur of (i) the date this Agreement terminates pursuant to
Section 15, (ii) the date which is 25 years from the date of completion of construction of the Fiber Network which, for the purposes of this Section, shall be no later than January 31, 1997, and the availability of the Wireless Fibers for use in any of the Telecom Businesses, and (iii) the date that the franchise for either of the Cable Systems is terminated prior to its respective Expiration Date or on the Expiration Date of such franchise, provided that if such franchise is renewed or extended or replaced from time-to-time, the Expiration Date of such renewed or extended period or replacement franchise shall be the applicable date for this sub-section (iii).

        (b) The sale or transfer from time to time, of one or both of the Cable Systems, or the transfer of control thereof, or the transfer of the accompanying cable franchise relating to one or both of the Cable Systems or the replacement of such franchise with one in the name of the transferee of the ownership or control of one or both of the Cable Systems, shall not work a termination of this Agreement.

4.      Use of Facilities.

                (a) Wireless shall not use the Wireless Fibers in violation of any law, rule, regulation or order of any governmental authority having jurisdiction, or of any franchise, license, agreement or certificate relating to the Cable Systems of which Wireless has been notified in writing, unless the validity thereof is being contested in good faith and by appropriate proceedings (but only so long as such proceedings and



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Wireless' use of the Wireless Fibers do not, in Owners' reasonable judgment, involve any risk of forfeiture of the Cable Systems, or either of them, or of Owners' cable television franchises or any of them, or invalidate or conflict with any insurance policies maintained by Owners covering the Fiber Network, the material terms of which franchises and insurance policies, Owners have notified Wireless in writing. Wireless shall not use or authorize another to use the Wireless Fibers or any of Wireless' facilities to deliver, use, carry or transmit video signals in competition with the Cable Systems or either of them. Wireless may use the Wireless Fibers only for the Telecom Business and the transmission and delivery of voice and data signals and telecommunications services, as the term is defined in Annex C, and for no other purpose. Wireless shall have exclusive control over its permitted voice and data and telecommunications services, including, without limitation, customer premises, sales and marketing, and billing and collection, and shall have reasonable ingress and egress to and from the Cable Systems and Owners' facilities and Fiber Network for the purposes of conducting its business operations and transmission of voice and data and telecommunication services and maintaining the Wireless Fibers.

5. Non-Exclusivity,. Nothing in this Agreement shall be construed (i) to require Owners to be Wireless' exclusive provider of, or contractor with respect to fiber optic facilities in the Service Area or to limit in any way Wireless' right in its own name to apply for and obtain municipal franchises, authorizations and permits, to construct, maintain and own fiber optic facilities, and to apply for and obtain pole attachment agreements, conduit licenses or other rights-of-way agreements from other rights-of-




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way providers or (ii) to prohibit or limit Owners from granting to others the right to use any of Owners' facilities in connection with the transmission of voice and data and business as similar or dissimilar to the Telecom Businesses, subject of course to Wireless' rights as expressly set forth in this Agreement.

6.      Use of Wireless' Fibers and Capacity.

        (a) In the event Owners desire to utilize Wireless Fibers in connection with the transmissions by Owners, Owners and Wireless shall negotiate in good faith the terms of such use, it being understood that there shall be no obligation to reach agreement by either Wireless or Owners.

        (b) If Wireless obtains operating authority, rights-of-way, building entrance facilities, pole attachment agreements or conduit rights in areas within the Service Area in which it currently does not have same, or constructs and owns fiber optic facilities in the Service Area and determines, in its sole discretion, that it has available capacity in such facilities, it will, upon request of Owners, negotiate in good faith with Owners for the lease or use of capacity to Owners for the provision of its services and the terms and conditions of such lease or use, it being understood that neither party has an obligation to conclude or enter into any such lease or agreement for such use. Provided however, that provisions of such lease or use shall be as favorable to Owners with respect to costs and other provisions, as any lease or other agreement theretofore or thereafter entered into by Wireless with others with respect to such facilities and any lease or use agreement with Owners shall be modified from time-to-time to reflect any such favorable provisions.



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7.      Title.

        All right, title and interest in all the Fiber Network constructed by Owners including without limitation, the Wireless Fibers, shall at all times remain exclusively with Owners. Except as expressly provided in Sections 4 and 17 and elsewhere in this Agreement, Owners shall retain full operating control and shall continue to hold and be solely responsible for all operating authority with regard to the Cable Systems and, subject to the rights of Wireless hereunder, the Fiber Network. Subject to the foregoing, Wireless shall hold and be responsible for all operating authority for its facilities and for the provision of voice and data and telecommunications services by it, including, without limitation, its use of the Wireless Fibers.

8.      Liens and Encumbrances.

        Neither party, directly or indirectly, shall create or impose any lien on the property of the other, or on the rights or title relating thereto, or any interest therein, or in this Agreement. Each party will promptly, at its own expense, take such action as may be necessary to duly discharge any lien created by it on the property of the other.

9.      Representations and Covenants Regarding Authorizations.

        (a) Owners and Wireless each represent(s), warrant(s) and covenant(s) to the other that it (they) has (have) full authority and power to enter into and carry out the provisions of this Agreement as same relate to it (or them) and that there is no litigation or proceeding pending, or to its (or their) knowledge, threatened, to which it



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is (or they are) or will be named a party or to which any of its (or their)
property will be subject which could have a material adverse effect on its (or their) ability to perform its obligations under this Agreement.

        (b) Each party shall perform its or their respective rights and obligations hereunder in accordance with the governmental authorizations obtained by it or them and all applicable laws, rules and regulations imposed by any governmental authority.

10.     Relocation of the Facilities.

        Owners may elect or be required to relocate the Fiber Network and the Wireless Fibers. Wireless shall pay its share, based on the Use Percentage, of the direct, out-of-pocket costs of such relocation to the extent such costs cannot be recovered from third parties. Owners will use commercially reasonable efforts to effect any relocation in a manner that will not cause any material interruption to Wireless' use of the Wireless Fibers. Owners shall use commercially reasonable efforts to give Wireless prior notice of any relocation or of any governmental proceedings which might result in a relocation, subject to notice that Owners receives from such governmental authority.

11.     Condemnation and Casualty.

        (a) Condemnation. If all or any material portion of the Wireless Fibers are taken for any public or quasi-public purpose by any lawful power or authority by the exercise of the right of condemnation or eminent domain as part of condemnation of the Cable Systems, or either of them, and/or the Fiber Network, either Owners or Wireless shall be entitled to terminate this Agreement with respect to such Wireless



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Fibers. In such event, Owners shall be entitled to 100% of all awards and compensation, except that Wireless shall be entitled to the portion of the award allocable to the Wireless Fibers which are taken. Any dispute with reference to such allocable amount shall be resolved by arbitration as provided for in
Section 21(j).

        (b)    Casualty.

               If all or any material portion of the Wireless Fibers are made inoperable and beyond feasible repair due to a casualty or other force majeure event (as that term is defined in Section 16), Wireless shall be entitled to terminate this Agreement with respect to the Wireless Fibers affected by such casualty or other force majeure event and the Use Percentage for prospective purposes shall be adjusted appropriately.

12.     Indemnification.

        (a) Indemnification by Wireless. Wireless will indemnify and hold harmless Owners, their respective affiliates (other than Wireless), and all officers, directors, employees, stockholders, partners and agents of Owners and their respective affiliates (other than Wireless) from and against any and all claims, demands, costs, damages, losses, liabilities, joint and/or several, expenses of any nature (including reasonable attorneys', accountants' and experts' fees and disbursements), judgments, fines, settlements and other amounts (collectively, "Damages") arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (collectively "Claims") relating to or arising out of:




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            (i) The installation, maintenance or operation of Wireless'
            connections Wireless Fibers or the conduct or management of any of the Telecom Businesses except to the extent such Damages are caused by negligence of Owner or its agents; (ii) Any breach by Wireless of any obligation under this Agreement; (iii) Any failure of any representation or warranty made by Wireless herein to be true in any material respect as of the date made or deemed made; (iv) Any claim by any customer of Wireless relating to the provision by Wireless of Telecom Business and other telecommunications services to such customer over the Wireless Fibers; and (v) Any claim of any third party resulting from the negligence or wilful misconduct (in each instance, of omission or commission) of Wireless.

        (b) Owners will similarly indemnify and hold harmless Wireless, its affiliates (other than Owners), and all officers, directors, employees, stockholders, partners and agents of Wireless and its affiliates (other than Owners) from and against any and all Damages arising from any and all Claims relating to or arising out of:

               (i) The installation, maintenance or operation by Owners of the Cable Systems and the Fiber Network and the conduct or management Owners' business with regard to the Cable Systems and the Fiber Network, except to the extent such Damages are caused by negligence of Wireless or its agents; (ii) Any breach by Owners of any obligation or covenant under this Agreement; (iii) Any failure of any representation or warranty made by Owners herein to be true in any material respect as of the date made or deemed made;




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        (iv) Any Claim by any customer of Owners relating to Owners' provision of services (other than services provided by Wireless) over the Cable Systems and the Fiber Network; and (v) Any Claim of any third party resulting from the negligence or wilful misconduct (in each instance, of omission or commission) of Owners.



        (c) Procedure. No claims for indemnification shall be made by either party against the other unless the aggregate amount of such Claims, together with any other indemnifiable claims of such party, exceeds the amount of $100,000, with the understanding that once said level of Claims is reached, indemnification shall be available from the first dollar of Claims. Any reasonable expenses incurred by any indemnified person pursuant to this Section 12 in defending any civil or criminal action, suit or proceeding (or the threat thereof), other than a claim, action, suit or proceeding brought by the indemnifying party, shall be borne and paid by the indemnifying party in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay to the indemnifying party the amount of such expenses if it shall ultimately be determined that such person is not entitled to the indemnification provided for under this Section 12. Any person asserting a right to indemnification under this Section 12 shall so notify the indemnifying party in writing. If the facts giving rise to such indemnification involve any actual or threatened claim or demand by or against a third party, the indemnifying party shall be entitled to control the defense or prosecution of such claim or demand in the name of the indemnified person, if the indemnifying party notifies the indemnified person in writing of its intention to do so




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within 20 days of the receipt of such notice by the indemnified person. The indemnified person shall have the right, however, to participate in such proceeding through counsel of its own choosing, which participation shall be at its sole expense. Whether or not the indemnifying party chooses to defend or prosecute such claim, each indemnified person, to the extent requested by the indemnifying party, at the indemnifying party's expense, shall cooperate in the prosecution or defense of such claim and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may reasonably be requested in connection therewith.

        (d)    Survival.

               The provisions of this Section 12 and of Section 9 shall survive the termination of this Agreement.

13.     Interruption of Service.

        In the event of any interruption of use by Wireless of any portion of the Wireless Fibers through no fault of Wireless, unless such interruption is caused by Owners' wilful misconduct or gross negligence, Owners' sole obligation shall be to restore the Cable Systems and the Fiber Network so that all of the Wireless Fibers are available for use by Wireless. The remedy provided in this Section shall be Wireless' sole and exclusive remedy for outages or interruptions of service, other than those caused by Owners' wilful misconduct or gross negligence, subject to the termination provisions in Sections 11 and
15. For purposes of this Agreement interruption of use shall be defined as any interruption for more than one consecutive hour.



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14.     Events of Default.

        Each of the following events shall constitute an event of default (whether any such event shall be voluntary or involuntary or occur by operation of law or pursuant to any judgment, decree, order, rule or regulation of any court or administrative or governmental body):

        (a) the failure of Wireless to make any payment pursuant to Section 2 hereof or any other payment due hereunder, in each case within ten days after Wireless' receipt of notice from Owners of Wireless' failure to make such payment when due, provided that in the event the right of Owners to all or a portion of such payment is being contested in good faith by Wireless, Wireless' failure to make payment within said ten-day period shall only obtain with reference to the portion of such payment which is not being so contested and there shall not be an event of default with respect to the portion of such payment that is being contested until same remains unpaid more than ten days following a final court order holding that such payment was proper;

        (b) the failure of either party to perform or observe any material agreement to be performed or observed by it hereunder, and such failure shall continue unremedied for a period of 30 days after written notice is given to the defaulting party provided such failure can be remedied within said 30-day period, and if not so capable of being so remedied, that within said 30-day period the applicable party commences to remedy such failure and thereafter diligently pursues same;

        (c) a court or governmental authority of competent jurisdiction shall enter an order appointing, without consent by either party, a custodian, receiver, trustee,



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intervenor, or other officer with similar powers with respect to it or with respect to any substantial part of its property, or shall enter any order constituting an order for relief or approving a petition in bankruptcy or insolvency under the law of any jurisdiction, or ordering the dissolution, winding up, or liquidation of either party, or if any such petition shall be filed against either party and shall not be dismissed within 60 days thereafter, or an order shall have been issued granting either party any suspension of payments under applicable law and any such order is not dismissed within 60 days thereafter; or

        (d) either party (or its permitted assignee) shall cease to have any of the material franchises, licenses, agreements, certificates, concessions, permits, rights or privileges required for the conduct of its business and operations which loss is not remedied by the obtaining of a replacement franchise, license, agreement, certificate, concession, permit, right or privilege within 90 days of the loss thereof, if such loss would have a material adverse effect upon the ability of the party suffering such loss to perform its obligations hereunder.

15.     Remedies.

        Upon the occurrence and during the continuance of any event of default, the non-defaulting party, at its option, may declare this Agreement to be in default, and in addition to any other remedies provided herein or otherwise, may terminate this Agreement.


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16.     Force Majeure Events.

        Neither party shall be liable to the other for any failure of performance under this Agreement due to causes beyond its control, including but not limited to: acts of God, fire, flood or other catastrophes; any law, order, regulation, direction, action or request of the United States Government, or of any other government, including state and local and Commonwealth governments having or claiming jurisdiction over such party, or of any department, agency, commission, bureau, corporation or other instrumentality of any one or more of these federal, state or local or commonwealth governments, or of any civil or military authority; national emergencies; unavailability of materials or rights-of-way; insurrections; riots; wars; or strikes, lock-outs, work stoppages or other labor difficulties (collectively, "force majeure events").

17.     Orderly Termination.

        Upon termination of this Agreement in whole or with respect to the use by Wireless of the Fiber Network or with respect to the Wireless Fibers, Owner and Wireless each agrees to cooperate in good faith to effect an orderly transition of any voice, data, or telecommunications services provided over the Fiber Network by Wireless. Without limitation, Owner hereby agrees that, notwithstanding such termination, to the extent permitted by applicable law and regulation, it will continue to make available to Wireless any portions of the Fiber Network which Wireless reasonably requires to fulfill its obligations under existing customer agreements for a period up to three months after such termination in the case of a termination by reason of Wireless' default, or 12 months after such termination in all other cases; provided,



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however, if such termination is occasioned by the termination of the cable television franchise applicable to either of the Cable Systems, Owner shall be under no obligation to make any portion of the Fiber Network available to Wireless beyond the time frame permitted by such terminated franchise. Notwithstanding the foregoing, the agreement shall be terminable immediately if Wireless is in default of payment under Section 2, subject to the provisions of
Section 14(a).

18.     Obligations of Wireless.

        In addition to the obligations of Wireless set forth elsewhere in this Agreement and subject to limitations expressly set forth in this Agreement, Wireless shall:

        (a) have full and complete responsibility and liability for the signals distributed over the Wireless Fibers;

        (b) have full and complete responsibility and liability for the purchase, installation, construction and maintenance of the terminals and peripheral equipment connected to the fiber optic components of the Cable System leased or used by Wireless;

        (c) employ its own employees, agents and/or independent contractors in the handling, storage, retrieval, processing, transmitting, and/or receiving of any electronic signals distributed over the Wireless Fibers;

        (d) provide all commercial or other power supplies for the operation of the Wireless Fibers, terminals and peripheral equipment or facilities used with or connected to the Cable Systems and located on Wireless' or its customer's, premises;


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        (e) have full and complete control, responsibility and liability for maintaining any operating authority from any federal, state or local governmental body or agency that relates to the activities of Wireless under this Agreement, including Wireless' lease or use of capacity on the Fiber Network; and

        (f) maintain all books and records relating to the Wireless Fibers.

19.     Interest.

        All payments due from either party to the other under the terms of this Agreement which are not paid when due shall bear interest from the due date until paid at an interest rate equal to the lesser of 1 1/2% per month or the maximum lawful rate permitted by law.

20. Assignment. Neither party shall assign, transfer, delegate or in any other manner dispose of, any of its rights, privileges or obligations under this Agreement except (i) in the case of Owners, in connection with a transfer of one or both of the Cable Systems or the control thereof, to Century or to a subsidiary or Affiliate of Century, or to another Affiliate of Owners; or (ii) in connection with transactions pursuant to which either the Venture or Century ML Cable sells all or substantially all of its business or assets or control of either of such entities is sold or transferred and in which the acquiror in any of said transactions agrees in writing to be bound by the terms of this Agreement; and (iii) in the case of Wireless, in connection with an assignment of any of its rights, privileges or obligations or delegation of its obligations in connection with a sale of all or substantially all of its business or assets



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to an Affiliate and/or in connection with transactions pursuant to which
Wireless sells all or substantially all of its business or assets or control of Wireless is sold or transferred and in which the acquiror in any of said transactions agrees to be bound by the terms of this Agreement. "Affiliate" of a person or entity shall mean any other person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such person or entity. For the purpose of the definition of Affiliate, "control" when used with respect to any person or entity, means the possession of the power to direct or cause the direction of the management or policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by agreement or otherwise; and the terms "controlled by" and "under common control with" have meanings correlative to the foregoing. The Assignor shall remain liable hereunder despite its assignment.

21.     Miscellaneous.

        (a) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one complete set of such counterparts.

        (b) Captions; Gender. Article and section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Whenever used herein the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders.


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        (c) Governing Law and Binding Effect. This Agreement shall be governed by and construed and enforced in accordance with the law and decisions of the State of New York applicable to contracts made and to be performed entirely therein, and without any reference to any rules of conflicts of laws. This Agreement shall bind and inure to the benefit of each of the parties and their successors and permitted assigns.

        (d) Waivers and Amendments. This Agreement may not be amended nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing adopted, in the case of an amendment, by each party and, in the case of a waiver, consent or discharge, by the party against whom enforcement of such instrument is sought. Any consent by either party to, or waiver of, a breach by the other party shall not constitute a waiver or consent to any subsequent or different breach. If either party shall fail to enforce a breach of this Agreement by the other party, such failure to enforce shall not be considered a consent to or a waiver of said breach or any subsequent breach for any purpose whatsoever.

        (e) Relationship Not a Partnership or an Agency. The relationship between Wireless and Owner shall not be that of partners or agents for one another and nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture or agency agreement between them.

        (f) Notices. All notices, requests, demands, statements, reports and other communications under this Agreement shall be in writing and deemed to be duly delivered, if delivered in person, by overnight courier or by certified or registered mail



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or by means of facsimile (telecopier) communications to the telecopier numbers specified below:

               (i)    If to Wireless, to:

               c/o Centennial Cellular Corp.
               1305 Campus Parkway
               Neptune, NJ   07753
               Attention:  President
               Telecopier No.: 918-919-1022

               with a copy to:

               Centennial Cellular Corp.
               50 Locust Ave
               New Canaan, CT   06840
               Attention: Legal Department
               Telecopier No.: 203-972-2091

               (ii)   If to Owners or either of them to:

               Cable TV of Greater San Juan
               1 Calle Manuel Camunas
               San Juan, PR   00918
               Attention: General Manager
               Telecopier No.:

               and to

               Century ML Cable Venture and
               Century-ML Cable Corporation
               c/o Century Communications Corp.
               50 Locust Avenue
               New Canaan, CT  08640
               Attention: President
               Telecopier No.: 203-972-2091

               and to

               ML Media Partners L.P.
               350 Park Avenue
               New York, NY 10022
               Att:  Managing Partner
               Telecopier No. 212-980-8374

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               with a copy to:

               Century Communications Corp.
               50 Locust Avenue
               New Canaan, CT  08640
               Attention: Legal Department
               Telecopier No.: 203-972-2091

               and to:

               Leavy Rosensweig & Hyman
               11 East 44th Street
               New York, NY 10017
               Attention: David Z. Rosensweig, Esq.
               Telecopier No.: 212-983-2537



Either party hereto may change its mailing address by giving notice to the other pursuant to the provisions of this Section.

        (g) Network Architecture and Diversity. Owner and Wireless shall consult and cooperate with each other with regard to all technical matters relating to network architecture, diversity and related matters.

        (h) Entire Agreement. This Agreement, including the annexes hereto, which are hereby incorporated by reference and made a part of this Agreement as if they were set forth herein in their entirety, constitutes the entire agreement between Owners and Wireless with respect to the subject matter hereof and supersedes all prior agreements and understandings between them as to such subject matter, and there are no restrictions, agreements, arrangements or undertakings, oral or written, between Owners and Wireless relating to the transactions contemplated hereby which are not fully expressed or referred to herein.

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

        (i) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner that is not invalid, illegal or against public policy, to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

        (j) Arbitration. In those instances where the Agreement provides for resolution of differences or disputes by arbitration such resolution and arbitration shall take place in New York, N.Y. before the American Arbitration Association, in accordance with its rules then obtaining, and judgment may be rendered upon the award of the arbitrators.

        (k) Further Assurances. Each party agrees to execute all such further instruments and documents and to take all such further actions as the other party may reasonably request in order to effectuate the terms and purposes of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                OWNER:

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                                CENTURY ML CABLE VENTURE

                                BY: CENTURY COMMUNICATIONS CORP.,
                                (A TEXAS CORPORATION) A VENTURER AND MANAGER


                                BY:______________ ________________________
                                      DAVID Z. ROSENSWEIG,
                                      SECRETARY


                                CENTURY-ML CABLE CORPORATION

                                BY   CENTURY COMMUNICATIONS CORP.
                                (A TEXAS CORPORATION), MANAGER


                                BY: ____________________________
                                       DAVID Z. ROSENSWEIG,
                                       SECRETARY


                                WIRELESS:

                                CENTENNIAL PUERTO RICO WIRELESS CORP.




                                BY: __________________________________________
                                       SCOTT N. SCHNEIDER,
                                       SENIOR VICE-PRESIDENT

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                                     ANNEX A

                        GEOGRAPHIC AREA SERVED BY SYSTEM

Century-ML Cable Television Service Area in certain portions of San Juan, Catano, Bayamon, Carolina, Toa Baja, Guaynabo, Trujillo Alto and Toa Alta, Puerto Rico.

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                                     ANNEX B

                              COST OF CONSTRUCTION

Cost of Construction shall include all costs of completing the construction of the Fiber Network, including but not limited to cost of materials and equipment, direct and indirect labor, charges of persons furnishing or providing services or labor, expediting fees, fees and charges for licenses, permits and authorizations, transportation, insurance and a charge for corporate overhead equal to 175% of the aggregate of all the foregoing.

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                                     ANNEX C

                    DEFINITION OF TELECOMMUNICATIONS SERVICES

        The term "telecommunications service" means the offering of telecommunications for a fee directly to the public, or to such classes of users as to be effectively available directly to the public, regardless of the facilities used. The term "telecommunications" means the transmission, between or among points specified by the user, of information of the user's choosing, without change in the form or content of the information as sent and received.

        In no event shall the term "telecommunications services" include the use, carriage, transmittal or delivery of video signals in competition with the Cable Systems or either of them.

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